Exhibit 99.1
                                                                    ------------






AT THE COMPANY                       AT THE FINANCIAL RELATIONS BOARD
--------------                       --------------------------------
James W. Christmas                   Marilynn Meek - General Info (212) 445-8451
Chairman and CEO
(713) 877-8006

FOR IMMEDIATE RELEASE:
----------------------
August 4, 2004


         KCS ENERGY, INC. ANNOUNCES SECOND QUARTER AND MID-YEAR RESULTS
         --------------------------------------------------------------

         SIXTY-FIVE WELLS DRILLED YEAR-TO-DATE WITH A 98% SUCCESS RATIO
         --------------------------------------------------------------


HOUSTON, TX, August 4, 2004 -- KCS Energy, Inc. (NYSE: KCS) today announced financial and operating results for the three and six months ended June 30, 2004.

Commenting on the second quarter and mid-year results, James W. Christmas, Chairman and Chief Executive Officer, said, "Our 2004 drilling program has yielded tremendous results, with 65 wells drilled during the first half of 2004 with a 98% success ratio. Our achievements with the drill bit along with the continued strength in natural gas and oil prices resulted in increases in production (20%), revenue (22%) and operating income (20%) for the six months ended June 30, 2004, compared to the same period last year.

Operating income for the quarter and six-month periods reached $23.2 million and $47.7 million, respectively, which rank among the best quarterly and mid-year operating income levels in the Company's history. Cash flow before net changes in assets and liabilities was increased 29% to $29.2 million for the quarter and 43% to $59.1 million for the six months ended June 30, 2004 compared to the same periods a year ago. (Cash flow before net changes in assets and liabilities is a non-GAAP financial measure which is explained in greater detail in the attached financial table entitled "Non-GAAP Financial Measure.")

These results do not fully reflect the success of our south Texas exploration program since several of our higher impact wells in south Texas came on late second quarter and early third quarter. It should also be noted that our year-to-year net income comparisons were affected by three items. First, the Company had $4.7 million of non-oil and gas revenue during the second quarter of 2003 from the sale of emission reduction credits. The second item was $4.6 million of costs in the second quarter of 2004 associated with the early redemption of our old 8-7/8% senior subordinated notes due 2006, which were refinanced with new 7-1/8% senior notes due 2012. The new notes provide not only a significantly lower interest rate but, increased financial flexibility. The third item was the swing in income taxes (primarily non-cash) from an income tax benefit of $11.1 million and $11.6 million for the quarter and six month periods, respectively, in 2003 to an income tax expense of $0.9 million and $2.9 million for the comparable periods in 2004.

"We look forward to continued growth in production, earnings and oil and gas reserves as we move into the second half of the year."


Financial Highlights

($ thousands except per share)

                                                 3 Mos. 2004        3 Mos. 2003
                                                 -----------        -----------
Revenue and other                                  $ 50,641           $ 42,732
Operating Income                                   $ 23,240           $ 20,732
Income Before Income Taxes                         $ 15,390           $ 16,219
Income Tax (Expense) Benefit                       $   (893)          $ 11,082
Net Income                                         $ 14,497           $ 27,301
Diluted Earnings Per Share                         $   0.29           $   0.66





                                                 6 Mos. 2004         6 Mos. 2003
                                                 -----------         -----------
Revenue and other                                 $ 101,085           $  83,172
Operating Income                                  $  47,684           $  39,673
Income Before Income Taxes                        $  36,817           $  30,573
Income Tax (Expense) Benefit                      $  (2,875)          $  11,564
Income Before Cumulative
   Effect of Accounting Change                    $  33,942           $  42,137
Net Income                                        $  33,942           $  41,203
Diluted Earnings Per Share                        $    0.69           $    1.00

For the three months ended June 30, 2004, operating income was $23.2 million compared to $20.7 million for the three months ended June 30, 2003 due to a 16% increase in natural gas and oil production as a result of the Company's successful drilling program and a 15% increase in average realized prices, partially offset by lower non oil and gas revenue and higher operating expenses. Income before income taxes was $15.4 million for the three months ended June 30, 2004 compared to $16.2 million for the three months ended June 30, 2003 as a result of a $3.7 million redemption premium and $0.9 million of additional interest expense associated with the early redemption of KCS' 8-7/8% senior subordinated notes due 2006. Income tax expense was $0.9 million for the three months ended June 30, 2004, compared to an income tax benefit of $11.1 million for the three months ended June 30, 2003 due to changes in the Company's valuation allowance against its net deferred tax asset. Net income for the three months ended June 30, 2004 was $14.5 million, or $0.30 per basic share and $0.29 per diluted share, compared to $27.3 million, or $0.71 per basic share and $0.66 per diluted share, for the three months ended June 30, 2003.

For the six months ended June 30, 2004, operating income was $47.7 million compared to $39.7 million for the six months ended June 30, 2003. This increase was primarily attributable to a 20% increase in natural gas and oil production and a 9% increase in average realized prices as a result of less production dedicated to production payment obligations, partially offset by lower non oil and gas revenue and higher operating expenses. The $3.7 million redemption premium and interest expense of $7.4 million brought income before income taxes and cumulative effect of accounting change to $36.8 million for the six months ended June 30, 2004 compared to $30.6 million for the six months ended June 30, 2003. The significant decrease in interest expense for the six months ended June 30, 2004 to $7.4 million (including the $0.9 million additional interest expense associated with the early redemption of the senior subordinated notes) compared to $9.2 million for the six months ended June 30, 2003 reflects both substantially lower average outstanding borrowings and lower interest rates. Income tax expense was $2.9 million for the six months ended June 30, 2004, compared to an income tax benefit of $11.6 million for the six months ended June 30, 2003 due to changes in the Company's valuation allowance against its net deferred tax asset. During the six months ended June 30, 2003, KCS recorded a cumulative effect of accounting change of $0.9 million, or $0.02 per basic and diluted share, as a result of the adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). Net income for the six months ended June 30, 2004 was $33.9 million, or $0.70 per basic share and $0.69 per diluted share, compared to $41.2 million, or $1.08 per basic share and $1.00 per diluted share, for the six months ended June 30, 2003.

Drilling Activity Remains Robust
--------------------------------

In the second quarter of 2004, KCS drilled 28 wells, completing 27 for a 96% success ratio. Year-to- date, the Company has completed 64 of the 65 wells drilled for a 98% success ratio. This compares to a total of 78 wells drilled for the entire year in 2003.

Second quarter production averaged 106.4 MMCFEPD, an increase of 14.3 MMCFEPD, or 16%, from the second quarter of 2003. Current field production rates are estimated to be over 110 MMCFEPD. Net production (after subtracting production payment obligations) was 91.8 MMCFEPD in this quarter, 25% higher than the second quarter of 2003.

Highlights of the drilling program include:

Elm Grove Field
---------------

     >> Eight additional wells (KCS WI = 100%) were drilled in five different sections of this north Louisiana field. Seven of these wells were Lower Cotton Valley/Davis completions which tested at average initial rates of approximately 1,900 MCFPD and the other well was a Hosston completion which tested at an initial rate of 2,200 MCFPD.

     >>   Gross operated  field  production  has increased to  approximately  35
          MMCFEPD.

     >> In total, 35-40 wells are planned for 2004. An additional 65-70 Lower Cotton Valley/Davis locations are available for drilling in 2005 and 2006, of which only 18 were classified as proved undeveloped locations in the Company's 2003 year-end reserve report. The future locations do not include drilling locations for shallower Hosston sands.

Other Mid-Continent Drilling
----------------------------

     >> A second well was drilled to test the potential of the 5,400 gross unit acres (average KCS WI = 70%) the Company has leased in the Terryville Field. The Davison 16 #1 well (KCS WI = 100%) found several Cotton Valley sands and is currently testing at 1,770 MCFEPD. Successful economic results would allow the field to be developed on 40 - 80 acre spacing.

     >> No wells were drilled at the Joaquin or Sawyer Canyon fields although rigs began work at both locations in early July.

     >>   The  Company   also   drilled  two   horizontal   wells  in  Michigan,
          participated in two Elk Basin Wyoming wells and drilled four other Mid-Continent wells.

Gulf Coast
----------

In addition to the previously announced second quarter drilling results, the following information is available:

     >> The Maguglin Gas Unit #4 (KCS WI = 58%) at the Coquat Field in Live Oak County, Texas was tested at an initial rate of 4,900 MCFPD.

     >> The Meider Gas Unit #4 (KCS WI = 57%) at the Coquat Field has been increased in rate to over 12,000 MCFEPD.

     >> The Guerra D-1 well at the La Reforma Field in Hidalgo County, Texas (KCS WI = 24%) is now on production at 10,800 MCFEPD.

     >> The Dunn Peach #1 (KCS WI = 25%), a deeper pool exploration well at the Murdock Pass Field in Kleberg County, Texas, has been tested at 2,300 MCFPD. The well is expected to be on line in two to three weeks.

Hedging Program
---------------

The Company's hedging program consists of a series of transactions designed to limit exposure to downside price movements while continuing to allow significant participation in increasing prices. The Company's current hedge positions are summarized in the following table.


                                                                     Average
                     Type Hedge              Amount                   Price
                     ----------              ------                   -----

3RD Qtr. 2004        Gas  -   Swap           31,739 MMBTU/day           $5.74
                          -   Collar         20,000 MMBTU/day        $4.42/$6.04
                     Oil  -   Swap            1,332 BOPD               $36.55

4TH Qtr. 2004        Gas  -   Swap           10,000 MMBTU/day           $5.90
                          -   Collar         20,000 MMBTU/day        $4.00/$7.52
                     Oil  -   Swap            1,000 BOPD               $35.15

1ST Qtr. 2005        Gas  -   Swap            5,000 MMBTU/day           $6.13
                          -   Collar         10,000 MMBTU/day        $5.25/$7.52
                     Oil  -   Swap                   500 BOPD          $36.16

2ND Qtr. 2005        Gas  -   Swap           10,000  MMBTU/day          $5.20
                          -   Collar          5,000  MMBTU/day       $5.50/$7.61
                     Oil  -   Swap              500  BOPD              $35.22

3RD Qtr. 2005        Gas  -  Swap              5,000 MMBTU/day          $5.23
                          -  Collar            5,000 MMBTU/day       $5.50/$7.61
                     Oil  -  Swap                500 BOPD              $34.56

4TH  Qtr. 2005       Gas  -  Collar             5,000 MMBTU/day      $5.50/$7.61
                     Oil  -  Swap                 500 BOPD            $33.99


The swaps effectively lock in a specific NYMEX price, while the cost-free collars fix the stated floor price and allow participation up to the stated cap price. The Company also sold "call options" giving the purchaser of the options the right to buy 5,000 MMBTU/day of gas for each month during November 2004 through March 2005 at a price of $7.10. The Company received $.455/MMBTU ($343,525) in consideration of conveying such option.

In addition to the referenced hedges, the Company will deliver 13.2 MMCFEPD in the balance of 2004, 10.7 MMCFEPD in 2005 and 8.7 MMCFEPD in January 2006 under the production payment sold in 2001, and amortize the associated deferred revenue at the weighted average discounted price received in 2001 of approximately $4.05 per MCFE.

The following abbreviations are utilized herein:

WI - Working Interest
BCFE - Billion Cubic Feet of Natural Gas Equivalent
MCFE - Thousand Cubic Feet of Natural Gas Equivalent
MCFPD - Thousand Cubic Feet of Natural Gas Per Day
MMCFEPD - Million Cubic Feet of Natural Gas Equivalent Per Day
MMBTU - Million British Thermal Units
BCPD - Barrels of Condensate Per Day
BOPD - Barrels of Oil Per Day


This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

================================================================================
                                      ####

5555 San Felipe, Sutie 1200, Houston, TX  77056

                            -Financial Tables Follow-

                                KCS Energy, Inc.
                           Condensed Income Statements



                                                                                Three Months Ended         Six Months Ended
(Amounts in Thousands                                                                June 30,                  June 30,
                                                                              ----------------------    -----------------------
Except Per Share Data)                                                           2004         2003         2004          2003

Oil and gas revenue                                                           $  50,982    $  38,422    $ 101,296    $  78,069
Other, net                                                                         (341)       4,310         (211)       5,103
-------------------------------------------------------------------------------------------------------------------------------
Total revenue and other                                                          50,641       42,732      101,085       83,172
-------------------------------------------------------------------------------------------------------------------------------


Operating costs and expenses
   Lease operating expenses                                                       7,194        6,139       14,628       11,733
   Production and other taxes                                                     3,316        2,022        6,211        5,052
   General and administrative expenses                                            2,189        1,862        4,472        3,662
   Stock compensation                                                             1,225          257        1,567          411
   Accretion of asset retirement obligation                                         258          279          515          558
   Depreciation, depletion and amortization                                      13,219       11,441       26,008       22,083
-------------------------------------------------------------------------------------------------------------------------------
Total operating costs and expenses                                               27,401       22,000       53,401       43,499
-------------------------------------------------------------------------------------------------------------------------------


Operating income                                                                 23,240       20,732       47,684       39,673
-------------------------------------------------------------------------------------------------------------------------------
Interest and other income, net                                                      224           75          228          102
Redemption premium on early extinguishment of debt                               (3,698)        --         (3,698)        --
Interest expense                                                                 (4,376)      (4,588)      (7,397)      (9,202)
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and cumulative effect of accounting change15,390      15,390       16,219       30,817       30,573
Federal and state income (taxes) benefit                                           (893)      11,082       (2,875)      11,564
-------------------------------------------------------------------------------------------------------------------------------
Net income before cumulative effect of accounting change                         14,497       27,301       33,942       42,137
Cumulative effect of accounting change, net of tax                                 --           --           --           (934)
-------------------------------------------------------------------------------------------------------------------------------
Net income                                                                       14,497       27,301       33,942       41,203
-------------------------------------------------------------------------------------------------------------------------------
Dividends and accretion of issuance costs on preferred stock                       --           (132)        --           (442)
-------------------------------------------------------------------------------------------------------------------------------
Income available to common stockholders                                       $  14,497    $  27,169    $  33,942    $  40,761
-------------------------------------------------------------------------------------------------------------------------------
Earnings per share of common stock - basic
       Before cumulative effect of accounting change                          $    0.30    $    0.71    $    0.70    $    1.10
       Cumulative effect of accounting change                                      --           --           --          (0.02)
-------------------------------------------------------------------------------------------------------------------------------
  Earnings per share of common stock - basic                                  $    0.30    $    0.71    $    0.70    $    1.08
===============================================================================================================================
Earnings per share of common stock - diluted
       Before cumulative effect of accounting change                          $    0.29    $    0.66    $    0.69    $    1.02
       Cumulative effect of accounting change                                      --           --           --          (0.02)
-------------------------------------------------------------------------------------------------------------------------------
  Earnings per share of common stock - diluted                                $    0.29    $    0.66    $    0.69    $    1.00
===============================================================================================================================

Average shares outstanding for computation
    of earnings per share
    Basic                                                                        48,912       38,227       48,779       37,833
    Diluted                                                                      49,704       41,531       49,537       41,295
-------------------------------------------------------------------------------------------------------------------------------

                                KCS Energy, Inc.
                            Condensed Balance Sheets
                                                       June 30,     December 31,
(Thousands of Dollars)                                   2004           2003
                                                         ----           ----
Assets
------
Cash                                                   $  9,753       $  2,178
Trade accounts receivable, net                           29,873         23,911
Other current assets                                      3,372          4,720
Property, plant and equipment, net                      340,666        292,005
Deferred taxes                                           17,935         18,818
Deferred charges and other assets                         8,853          1,334
--------------------------------------------------------------------------------
     Total assets                                      $410,452       $342,966
================================================================================

Liabilities and stockholders' equity
------------------------------------
Accounts payable                                       $ 30,657       $ 27,834
Accrued liabilities                                      22,737         18,667
Accrued interest                                          3,119          5,100
Derivative liabilities                                    4,898           --
Deferred revenue                                         27,370         38,696
Deferred credits and other liabilities                   13,216         12,638
Long-term debt                                          175,000        142,000
Stockholders' equity                                    133,455         98,031
--------------------------------------------------------------------------------
     Total liabilities and stockholders' equity        $410,452       $342,966
================================================================================

                        Condensed Statements of Cash Flow

                                                              Six Months Ended
                                                                  June 30,
                                                           ---------------------
                                                              2004        2003
                                                           ---------   ---------

Net income                                                 $ 33,942    $ 41,203
DD&A                                                         26,008      22,083
Amortization of deferred revenue                            (11,326)    (15,197)
Other adjustments and non-cash charges and credits, net      10,517      (6,800)
--------------------------------------------------------------------------------
                                                             59,141      41,289
Changes in operating assets and liabilities                  (5,897)      2,318
--------------------------------------------------------------------------------
     Net cash provided by operating activities               53,244      43,607
--------------------------------------------------------------------------------
Cash flow from investing activities:
Investment in oil and gas properties, net                   (70,625)    (36,975)
Other capital expenditures, net                                (244)       (292)
--------------------------------------------------------------------------------
     Net cash used in investing activities                  (70,869)    (37,267)
--------------------------------------------------------------------------------
Cash flow from financing activities:
Net increase (decrease) in debt                              33,000      (7,774)
Deferred financing costs and other, net                      (7,800)     (3,200)
--------------------------------------------------------------------------------
     Net cash provided by (used in) investing activities     25,200     (10,974)
--------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents           $  7,575    $ (4,634)
================================================================================



<

                           Non-GAAP Financial Measure

KCS reports its financial results in accordance with generally accepted accounting principles. However, on occasion the Company also presents certain non-GAAP financial measures, such as cash flow before net changes in assets and liabilities. Cash flow before net changes in assets and liabilities is net income adjusted for depreciation, depletion and amortization, amortization of deferred revenue, non-cash losses on derivative instruments, redemption premium on early extinguishment of debt, deferred income taxes, cumulative effect of accounting change, net of tax, asset retirement obligation accretion, and other non-cash charges and credits, net. While cash flow before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indication of the Company's financial performance or liwquidity under GAAP, it is presented because the Company believes that it provides additonal information in respect to its ability to meet future debt service, capital expenditure commitments and working capital requirements. Cash flow before changes in operating assets and liabilities as presented herein may not be comparable to similarly titled measures of other companies.

The following table reconciles net income to cash flow before changes in operating assets and liabilities for the periods presented.


                                                                      Three Months Ended       Six Months Ended
                                                                            June 30,                June 30,
                                                                     --------------------    --------------------
                                                                       2004         2003        2004       2003
                                                                     --------    --------    --------    --------
                                                                                    (In thousands)
    Net income ...................................................   $ 14,497      27,301    $ 33,942    $ 41,203
        Depreciation, depletion and amortization .................     13,219      11,441      26,008      22,083
        Amortization of deferred revenue .........................     (5,499)     (6,974)    (11,326)    (15,197)
        Non-cash losses on derivative instruments ................      1,135       1,378       2,270       2,756
        Redemption premium on early extinguishment of debt .......      3,698        --         3,698        --
        Deferred income tax expense (benefit) ....................        294     (11,483)      1,876     (11,965)
        Cumulative effect of accounting change, net of tax .......       --          --          --           934
        Asset retirement obligation accretion ....................        258         279         515         558
        Other non-cash charges and credits, net ..................      1,646         753       2,158         917
                                                                     --------    --------    --------    --------
    Cash flow before changes in operating assets and liabilities .   $ 29,248    $ 22,695    $ 59,141    $ 41,289
                                                                     ========    ========    ========    ========


The following table reconciles cash flow before changes in operating assets and liabilities to net cash provided by operating activities for the periods presented.



                                                                      Three Months Ended       Six Months Ended
                                                                            June 30,                June 30,
                                                                     --------------------    --------------------
                                                                       2004         2003        2004       2003
                                                                     --------    --------    --------    --------
                                                                                    (In thousands)
    Cash flow before changes in operating assets and liabilities .   $ 29,248    $ 22,695    $ 59,141    $ 41,289
        Trade accounts receivable ................................     (5,839)      3,424      (6,104)     (7,328)
        Accounts payable and accrued liabilities .................      1,234       4,208       2,839      11,793
        Accrued interest .........................................        793       3,475      (1,981)     (1,886)
        Other, net ...............................................       (793)       (278)       (651)       (261)
                                                                     --------    --------    --------    --------
        Net cash provided by operating activities ................   $ 24,643    $ 33,524 $    53,244    $ 43,607
                                                                     ========    ========    ========    ========

  KCS Energy, Inc.
  Supplemental Data

                                                    Three Months Ended           Six Months Ended
                                                       June 30,                      June 30,
                                                  --------------------------------------------------
                                                    2004           2003         2004          2003
                                                  --------      -------       --------      --------
    Production data:
      Natural gas (MMcf)                            8,189         6,758        16,056        12,733
      Oil (Mbbl)                                      197           213           390           428
      Natural gas liquids (Mbbl)                       52            58           110           105

         Total (MMcfe)                              9,686         8,381        19,056        15,933
             Dedicated to Production Payment       (1,332)       (1,702)       (2,745)       (3,720)
                                                  -------       -------       -------       -------

                  Net Production (Mmcfe)            8,354         6,679        16,311        12,213

    Average realized prices  (a)
      Gas (per Mcf)                               $  5.44       $  4.81       $  5.52       $  5.14
      Oil (per bbl)                               $ 28.16       $ 23.97       $ 27.63       $ 25.73
      Natural gas liquids (per bbl)               $ 17.23       $ 14.15       $ 17.09       $ 15.56
      Total (per Mcfe)                            $  5.26       $  4.58       $  5.32       $  4.90

    Notes:

(a) Includes the effects of hedging and the Production Payment sold in February 2001. Excluding the non-cash effects of volumes delivered under the Production Payment sold in February 2001 and terminated derivative contracts, total average realized price per Mcfe was $5.67 and $5.71 for the three and six months ended June 30, 2004, respectively compared to $5.03 and $5.52 for the three and six months ended June 30, 2003, respectively.